Exhibit 10.3

April 6, 2012

Thomas A. Masilla, Jr.

365 Canal Street

Suite 2900

New Orleans, LA 70130

Dear Tom:

The purpose of this letter is to amend that certain Severance Agreement between you and Westway Group, Inc. (the “Company”), dated as of June 26, 2010 (the “Severance Agreement”). For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company agree that the Severance Agreement is hereby amended as follows:

1.     Section 1(a) of the Severance Agreement is amended and restated in its entirety to read as follows:

The term of this Agreement shall commence on the Effective Date and expire at the end of the month in which the Executive reaches age 70; provided, however, that if a Change in Control occurs prior to the last day of the month in which the Executive reaches age 70 and the Executive is still employed by the Company on the date of such Change in Control, the term of this Agreement shall not end until the date on which the Executive’s employment terminates.

2     Section 1(c) of the Severance Agreement is amended and restated in its entirety to read as follows:

Following the expiration of the Term, the Company will have no further obligations to the Executive under this Agreement (other than with respect to payments and benefits owing to the Executive as of such expiration).

3.     The first sentence of Section 2 of the Severance Agreement is amended and restated in its entirety to read as follows:

The Executive is currently employed as Chief Financial Officer of the Company and shall report to, and take direction from, the Chief Executive Officer, the Audit Committee (including the Chairman of the Audit Committee) and the Board of Directors of the Company.

4.     Pursuant to Section 3(a) of the Severance Agreement, effective as of January 1, 2012, your Base Salary has been increased to $400,000.

5.     Section 4(c) of the Severance Agreement is amended and restated in its entirety to read as follows:

“Constructive Termination” for purposes of this Agreement shall mean the Executive’s resignation from employment on or after any of the following events (to the extent not cured in accordance with Section 7 hereof, if applicable): (1) a reduction in Base Salary or Benefits; (2) any requirement that the Executive’s services be rendered primarily at a location or locations other than the Company’s corporate offices in New Orleans, Louisiana; (3) a material diminution by the Company of the Executive’s roles and responsibilities as Chief Financial Officer of the Company; (4) any material breach of this Agreement or the spirit of this Agreement by the

Company; (5) the creation of a hostile work environment whereby the Executive is unable to carry out the duties and responsibilities of the Executive’s roles and responsibilities as Chief Financial Officer of the Company; or (6) the occurrence of a Change in Control (provided that the Executive may terminate his employment at any time and for any reason following a Change in Control and such termination will be deemed a Constructive Termination for all purposes of this Agreement and in the event that the Executive elects to terminate his employment following a Change in Control, the Company shall not have any cure rights under Section 7 hereof).

6.     The second sentence of Section 5 of the Severance Agreement is amended and restated in its entirety to read as follows:

Upon the Company’s termination of the Executive for Cause or the Executive’s resignation (other than for death or Disability or due to a Constructive Termination), Executive shall be entitled to receive only that portion of Executive’s Base Salary earned, but unpaid, as of the date of termination, payable no later than 30 days after Executive’s date of termination.

7.     Section 6(b) of the Severance Agreement is amended and restated in its entirety to read as follows:

a pro-rata portion of the Executive’s Annual Bonus earned in the year of termination, measured as of the date of termination, paid at the same time as all other Company annual bonuses are paid for the year in which Executive’s employment terminates, but in no event later than March 15 of the calendar year following the year in which Executive’s employment terminates (provided that, following the occurrence of a Change in Control, the amount payable under this clause (b) shall not be less than $274,643);

8.     Section 6(d) of the Severance Agreement is amended and restated in its entirety to read as follows:

a lump sum payment (the “Severance Payment”) equal to 2.33 times the sum of (x) Executive’s Base Salary in effect at the time of such termination, and (y) the cash portion of Executive’s Annual Bonus in respect of the calendar year immediately preceding the calendar year in which such termination occurs (provided that, following the occurrence of a Change in Control, the amount determined under this clause (y) shall not be less than the cash portion of the Executive’s Annual Bonus in respect of the calendar year immediately preceding the calendar year in which the Change in Control occurred). Payment of the Severance Payment will be made in cash; and

9.     The last sentence of Section 7 of the Severance Agreement is amended and restated in its entirety to read as follows:

In the event that the Company fails to remedy the condition giving rise to the Constructive Termination during the Cure Period (to the extent applicable), Executive must deliver notice to the Company that the condition has not been remedied and that he is terminating his employment due to a Constructive Termination, which for purposes of this Agreement, will constitute a termination Without Cause and shall entitle him to the benefits provided herein relating to such a termination.

10.     Section 9 of the Severance Agreement is amended to clarify the parties’ intent that the Base Salary payment will be made in a lump sum within 60 days after your termination due to death or Disability. In addition, the following sentence is added to the end of Section 9 of the Severance Agreement to read as follows:

Notwithstanding the foregoing or anything contained in this Section 9 or elsewhere in this Agreement to the contrary, in the event that, following the occurrence of a Change in Control, the Executive dies or is terminated by the Company due to Disability, then such termination shall be treated as a termination Without Cause and shall entitle the Executive (or his estate or beneficiary, as applicable) to receive the Accrued Obligations, the Severance Payments and the Equity Benefits, rather than the payments and benefits set forth in the immediately preceding sentence.

11.     Section 10(a) of the Severance Agreement is amended and restated in its entirety to read as follows:

In the event that any payments or benefits owed to the Executive under this Agreement or otherwise (when combined with any other payments or benefits owed to the Executive) would subject the Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company (after consultation with KPMG LLP as the Executive’s representative), then the payments and benefits owed to the Executive shall be reduced by the minimum amount necessary to eliminate the application of such excise tax. Any such reduction in payments and benefits shall be applied first against the pro-rata bonus under Section 6(b) hereof; second against the remaining scheduled cash payments (reduced in the order of latest scheduled payments to earliest scheduled payments); third against any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value, with the highest value reduced first; fourth against any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fifth against any other non-cash benefits (reduced in the order of the latest scheduled benefit to the earliest scheduled benefit).

12.     The first sentence of Section 10(h) of the Severance Agreement is deleted.

13.     A new Section 10(i) is added to the Severance Agreement to read as follows:

To the extent that the Executive is required to execute a Release in order to receive the Severance Payment, such Release must be effective within 60 days after the termination date. In the event that such 60 day period overlaps two calendar years, to the extent required by Code Section 409A, any portion of the Severance Payment that would otherwise be paid in such first taxable year shall be withheld and paid on the first business day of such second taxable year, with all remaining payments to be made as if no such delay had occurred. No amounts payable hereunder as a result of the Executive’s termination of employment shall be paid unless and until such termination constitutes a “separation from service” as defined in Code Section 409A.

14.     A new Section 23, Section 24, Section 25 and Section 26 are hereby added to the Severance Agreement to read as follows:

23.     Transition Services. In the event that the Executive notifies the Company that he intends to resign due to a Constructive Termination under clause 6 of the definition thereof prior to the six month anniversary of such Change in Control, the Executive agrees that the Executive shall, if requested by the purchaser of the Company in such Change in Control, reasonably assist such purchaser by providing transition services through the six month anniversary of such Change in Control, provided that the Executive shall receive compensation and benefits for such services that are no less favorable in the aggregate than those in effect immediately prior to such Change in Control, and Executive shall provide such transition services at the Company’s corporate offices located in New Orleans, Louisiana.

24. Rabbi Trust. Upon the occurrence of a Change in Control, the Company shall, or shall cause the acquiring company or one of its affiliates to, establish an irrevocable “rabbi trust” (within the meaning of Revenue Procedure 92-64) to the extent not already established, and at the time of such Change in Control, deposit with the trustee thereof an amount equal to the sum of the Severance Payment (calculated as of the date of such Change in Control), plus the Executive’s target bonus opportunity for the year prior to the year in which the Change in Control occurs. All assets held in such rabbi trust shall at all times remain subject to the claims of the Company’s general unsecured creditors and the Executive’s rights thereunder shall be no greater than the rights of a general unsecured creditor of the Company. Amounts held by such rabbi trust shall be invested in an interest bearing “money market” account, with such interest being the property of the Company. Upon the Executive’s termination of employment following a Change in Control, the funds held in such rabbi trust shall be used solely to satisfy the Company’s severance obligations to the Executive (with any shortfall being paid by the Company and any overfunding reverting to the Company).

25. Beneficiary. In the event of the Executive’s death, all amounts payable to the Executive hereunder shall be paid to his spouse, or if none, to his estate.

26. Survival. The provisions of Sections 1, 4 and 10 through and including 26 shall survive any termination of employment and expiration of the Term in accordance with their terms.

The laws of the State of Louisiana (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this letter agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement. You and the Company may bring a legal action or proceeding against any other party arising out of or relating to this letter agreement in the United States District Court for the Eastern District of Louisiana or in any court of the State of Louisiana sitting in New Orleans, Louisiana.

Except as otherwise amended herein, the Severance Agreement shall remain in full force and effect in accordance with the terms thereof.

The letter agreement may be executed in two or more counterparts (including by facsimile transmission or electronic transmission in “portable document format”), any one of which shall be deemed the original without reference to the others.

WESTWAY GROUP, INC.	THOMAS A. MASILLA, JR.

/s/ Francis P. Jenkins, Jr.	/s/ Thomas A. Masilla, Jr.
By: Francis P. Jenkins, Jr. Title: Chairman